Exhibit 10.1

July 19, 2011

Dr. Timothy Metzger
Rainbow Veterinary Hospital
2321 West Empire Ave
Burbank CA 91504

Re:           Non-Binding Letter of Intent

Dear Dr. Metzger:

This Letter of Intent (“LOI”) constitutes a proposal from Entest BioMedical, Inc. (hereinafter, “Buyer”) to Rainbow Veterinary Hospital to buy 100% of the assets of the Corporation as more clearly defined below (the “Transaction”) owned by Seller in connection with the operation and management of its business (the “Business”) located at 2321 West Empire Avenue, Burbank, CA (the “Property”). Buyer and Seller may be referred to individually as “Party” and collectively as “Parties”.

This proposal supersedes any other previous written or oral proposals or communications between the Parties. The terms of this proposal shall be as follows:

1.	Purchase Price.

The Purchase Price for the acquisition of 100% of the assets of the Corporation shall be two million dollars ($2,000,000.00) to be paid as follows.

The Purchase Price for the acquisition of the stock shall be payable as follows:

a.
Buyer shall deposit $300,000 worth of Entest BioMedical Inc. common stock (OTCQB: ENTB)  (“Escrow Deposit”) with Herman H. Pettegrove (“Escrow Agent”), Attorney at Law, 1350 Main Street, Venice, CA 90291 – 310.392.5400 within three (3) days of execution by the Parties of the escrow agreement. The terms of the Escrow shall provide that:

i.	In the event that Definitive Purchase Agreement (“DPA” as defined in Section 2) is not executed by the Parties on or before September 1, 2011 then the Escrow Deposit shall be returned to Buyer;

ii.	In the event that negotiations regarding the Transaction terminate due to (a) a breach of 3(m) or 3(n) by the Seller then the Escrow Deposit shall be returned to Buyer and;

iii.	It is agreed by the Parties that Escrow Agent shall serve as such regarding any escrow which is required to be established in accordance with any DPA entered into by and among the Parties.

b.
Successful closing of escrow will include finalized employment agreements with key parties of Rainbow Veterinary Hospital. In addition to the stock and employment agreements, a bonus structure will be established that is mutually agreeable with all parties.

2.	Due Diligence

Upon the deposit of the Escrow Deposit by Buyer and for a period of thirty (30) days thereafter (the “Due Diligence Period”), Seller shall provide Buyer with reasonable access to all of the Corporation’s books, records, legal documents, assets and other information (the “Books and Records”), all as no cost to Buyer. At such time as Due Diligence Period has expired the Parties shall use their best efforts to negotiate and execute a Definitive Purchase Agreement (“DPA”) whereby Seller shall sell 100% of the assets of the Corporation to Buyer under terms and conditions similar to those set forth herein. The Parties agree and acknowledge that this list of terms and conditions set forth herein is not intended to be all inclusive and the DPA to be executed by the Parties may contain terms different or in addition to those set forth herein. Both Parties shall use their best efforts to execute a DPA no later than September 1, 2011 with the Transaction closing no later than September 1, 2011 (the “Closing Date of Sale”).

3.	Basic Terms.

The DPA shall include terms and conditions similar to the following:

a.	Upon the mutual execution by the Parties of the Definitive Purchase Agreement, Buyer shall have no contingencies and his obligation to close the Transaction shall be unconditional;

b.	Seller shall assign the assets to Buyer;

c.
Seller shall retain cash and accounts receivable from Business and Buyer shall have no interest or obligations with respect thereto to the extent such retention shall not result in the Corporation having liabilities in excess of what may be agreed upon by the Parties pursuant to a DPA as of the Closing Date;

d.	Buyer shall indemnify and protect Seller from all liabilities or obligations of Corporation after the Closing Date of Sale;

e.	Seller shall indemnify and protect Buyer from all liabilities or obligations of Corporation prior to the closing Date of Sale;

f.
Seller shall not, within a radius of ten (10) miles of the Property, directly or indirectly engage in the practice of veterinary, other than as provided in the agreement, for a period of five (5) years from the Closing Date, unless Seller is employed by Buyer;

g.	Seller agrees that it shall not directly or indirectly induce any former patients to patronize anyone other than Buyer for a period of five (5) years from the Closing Date;

h.	Seller agrees that it shall not solicit for hire employees of its Business for a period of five (5) years from the Closing Date;

i.
Seller and Buyer agree to enter into an employment agreement such that Seller shall be employed by Buyer as follows: (a) Salary equals 20% of monthly revenue for Rainbow Vet Hospital plus normal benefits package; (b) Work week to consist of at least 40 hours per week; (b) a cash bonus equal to 5.0% of the annual gross collections over baseline revenue of $1,000,000.00 generated; a stock bonus equal to 5.0% of the annual gross collections over baseline revenue of $1,000,000.00 generated.

j.
Seller shall represent and warrant that all tax returns and financial information delivered to Buyer in connection herewith are true and accurate and that to the best of Seller’s knowledge it is not aware of any actual, contingent or threatened liabilities, lawsuits or claims against it for any act or omission in connection with the Corporation or operation of the Business;

k.
Buyer shall represent and warrant that it understands that it is purchasing the assets of the Corporation “as is” without representation or warranty and the Seller is making no representation or warranty with respect to the future success of the Business;

l.	The Parties shall be responsible for their own costs or attorneys, advisor and accountants in connection with the consummation of the Transaction.

m.
If any Party fails to negotiate in good faith, or if each Party hereto has not entered into the Definitive Purchase Agreement by September 1, 2011, then any obligation to negotiate and prepare the DPA or otherwise deal with any other Party to this LOI shall immediately terminate.

n.	Seller agrees that it shall not entertain any offers to purchase the Corporation during the term of this LOI;

o.
Each Party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in the LOI, whether or not any of the transactions contemplated in the LOI are consummated;

p.
VENUE, CHOICE OF LAW. The terms and conditions of the LOI shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law rules. Any action arising as a result of this Letter shall be brought in the state courts located in San Diego County, State of California.

q.
Other than the covenants in Sections 1(a), 3(m), 3(n), 3(o) and 3(p) of this LOI, this LOI is not binding upon either the buyer or the Seller, and the Acquisition is subject to the negotiation and execution of a definitive acquisition agreement between the Purchaser, Company and Seller.

Very truly yours,

“Buyer”

By: /s/ David Koos
Entest BioMedical, Inc.
David Koos, CEO

Date: 8/08/2011

AGREED AND ACCEPTED THIS 21 DAY OF JULY, 2011:

“Seller”

By: /s/ Timothy Metzger
Timothy Metzger, DVM